Exhibit 99.1

Press Contact

Mark Plungy

Director, Global Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

Varian Expands Cancer Care Solutions Portfolio

with Interventional Oncology Acquisitions

Company acquires Endocare and Alicon to add cryoablation and microwave ablation therapies and embolic beads to cancer care solutions portfolio

Acquisition Key Highlights

•	Varian to build an end-to-end suite of hardware and software interventional oncology solutions
•	Enables Varian to provide patients and customers with a wider range of cancer care solutions delivered through its proven global platform
•	Acquisitions are a critical step in Varian’s long-term strategy to become a global leader in multidisciplinary, integrated cancer solutions

PALO ALTO, Calif. — June 10, 2019 — Varian (NYSE: VAR) today announced it has acquired Austin, Texas-based Endocare and Hangzhou, China-based, Alicon, to expand its portfolio of multidisciplinary integrated cancer care solutions. Endocare is a leading provider of hardware and software solutions supporting cryoablation and microwave ablation, and Alicon, a leader in embolic therapy for treating liver cancer in China.

These acquisitions provide Varian with a leading position in the high-value interventional oncology segment, which is expected to grow from approximately $860 million in 2019 to over $1 billion in 20221. Varian will leverage the existing product portfolios of both companies as well as the active R&D programs powered by teams in Austin and Hangzhou. Consistent with Varian’s vision of a world without fear of cancer and increased global access to advanced cancer care, these acquisitions will allow the combined organization to develop innovations in interventional oncology and provide patients and customers with a wider range of cancer care solutions delivered through Varian’s proven global platform.

“Together, our acquisitions of Endocare and Alicon are an important step in Varian’s long-term strategy to become a global leader in multidisciplinary, integrated cancer solutions,” said Dow Wilson, president and chief executive officer of Varian. “We are confident that the portfolio of products and both companies’ dynamic R&D pipelines will unlock new growth for Varian and expand our clinical partners’ treatment options in the years to come. Varian is uniquely positioned to create an interventional oncology platform that combines software and services for treatment planning with advanced interventional treatment delivery.”

“We are excited about the opportunity to join Varian,” said David Chen, chief executive officer of Endocare and Alicon. “Endocare, Alicon, and Varian share a common goal of delivering innovative cancer care solutions, and this transaction will advance a united ability to develop the solutions necessary to achieve that goal. On a personal note, I am deeply proud of the products the Endocare and Alicon teams have developed, and I look forward to expanding our global patient impact together with Varian.”

Endocare’s lead product is the Cryocare CS™ System, a fully integrated planning, placement, and treatment system designed to simplify cryotherapy. Cryoablation therapy is a specialized type of cryotherapy for the minimally invasive treatment of a wide range of cancers, including the prostate, kidney, and lung as well as liver metastases and palliative intervention.

Alicon’s lead product is Caligel, which are calibrated resorbable gelform particles commonly used as an embolic agent in China for treating liver cancer. Alicon has an integrated R&D, manufacturing and commercialization infrastructure, with over 1,000 major hospitals in China using the Alicon solution to treat 200,000 patients annually.

Transaction and Financial Details

Varian is financing the $185 million purchase price using cash and proceeds from borrowings.

Endocare and Alicon generated combined revenue of $30 million in calendar 2018. Varian expects the aggregate of these transactions to have an immaterial impact on fiscal year 2019 financial results, and the combined interventional oncology platform to be accretive to GAAP and Non-GAAP earnings per share in fiscal 2020.

Conference Call

Varian will hold a teleconference on June 11 at 8:30 a.m. ET to discuss the acquisition. To access the live webcast or replay of the call, visit the Investor Relations page on our website at www.varian.com/investors. To join via phone, dial 1-877-407-9708 inside the U.S. and 1-201-689-8259 outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering conference ID 13691635. The teleconference replay will be available through 8:30 a.m. Eastern Time, Thursday, July 11, 2019.

About Varian

Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward Looking Statement

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company's future orders, revenues, operating expenses, tax rate, cash flows, earnings growth or other financial results; and any statements using the terms "could," "believe," "expect," "promising," "outlook," "should," "will" or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include our ability to achieve expected synergies from acquisitions; global economic conditions and changes to trends for cancer treatment regionally; currency exchange rates and tax rates; changes in third-party reimbursement levels; new and potential future tariffs or a global trade war; demand for and delays in delivery of the company's products; the company's ability to develop, commercialize and deploy new products; the company's ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the effect of adverse publicity; the company's ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

1.	Kaiser Associates